EX-99.1
PRESS RELEASE


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                                         SEPTEMBER 23, 2004

September 23, 2004 - Liska Biometry, Inc. (OTC BB: LSKA) a biometrics solutions provider announced today that Lam Ko Chau, 65, founder, director, president and Chief Executive Officer of the Company is retiring and has submitted his resignation, effective immediately, with respect his position as a member of the Board and as President and Chief Executive Officer of the Company. Christopher
J. LeClerc Chief Operating Officer, will replace Mr. Chau as President and Chief Executive Officer.

"Lam Ko has made many important technological contributions throughout his distinguished career, helping to establish the Company as a pre-eminent provider of revolutionary fingerprint biometric solutions" said Mr. Jean E. Boyle, Liska Biometry's Chairman of the Board. "In addition, I am pleased to announce the promotion of Christopher to Chief Executive Officer, effective immediately. This appointment is a natural step in the growth of our business."

Christopher J. LeClerc joined the Company in January 2002 and was promoted to Chief Operating Officer in April 2004. He also serves on the Company's board of directors. Prior to joining Liska Biometry Inc. in 2002, Christopher was a hedge fund manager with Andover Brokerage LLC, where he oversaw a proprietary trading desk specializing in a wide range of investment strategies.

Manoj Hippola, the Company's Chief Financial Officer, has been appointed Chief Operating Officer in place of Chris LeClerc and will hold the position in addition to his CFO title.


The Company is also pleased to announce the addition of several new team members:

DR. PETER WRAGE, PhD, MBA has joined the Company as Executive Vice President of Product Applications reporting to Mr. LeClerc

Prior to joining Liska in 2004, Dr. Wrage spent eight years as an independent financial management providing venture capital and financial consulting services to high technology and other industrial ventures. Most recently, he helped raise over U.S. $1.5 million in seed capital for a small Ottawa based technology company.

Peter served as Chief Economist at Canada Post, a multi-billion dollar Canadian Crown Corporation, where he was responsible for coordinating and developing the annual Corporate Plan and quarterly Economic Forecast for briefing the Senior Executive Committee.

As co-founder of Corel Corporation with Michael Cowpland, Peter served as a vice-president of Corel Systems Corporation, where he was responsible for organizing and driving the Company's operations, which generated initial sales of US$1.4 million in the first year of operations.


KENNETH K. ASSAL, CA, CPA has joined the Company as Financial Controller and Senior Financial Advisor reporting to Mr. Hippola.

A Chartered Accountant and Certified Public Accountant, Mr. Assal has had a varied career in international finance spanning 35 years in private business, development banking and as a public accountant. During his 20 years with the International Finance Corporation (World Bank), he was Manager of Accounting for seven years, and worked extensively in Europe, Latin America and the Caribbean as a project finance expert. More recently, he has acted as a senior advisor in a number of high tech start-ups.

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We are also pleased to announce the nomination of some of our Board members to our independent board committees:

General Jean E. Boyle      Chairman, Director     Governance Committee
G. Bryan Thomas            Director               Audit Committee
Dr. Javaid I. Sheikh       Director               Chair, Compensation Committee
Gary A. Gaulding           Director               Member, Compensation Committee


GENERAL JEAN E. BOYLE (RET.), Chairman of the Board, retired as Chief of Defense Staff of Canada's Armed Forces following a distinguished 30-year military career including serving as Assistant Deputy Minister (Personnel) for National Defense, Commander 1 Canadian Air Division (Europe) and Commandant of the Royal Military College of Canada. Following his retirement, he joined the Boeing Company as Vice-President of International Business Development and as Managing Director of Boeing International - Europe. In 2001, General Boyle joined the SPECTRUM GROUP, a Washington, DC-based strategic consulting organization serving defense, aerospace and high technology companies. He is the President and CEO of JEBtek International located in Ottawa.

G. BRYAN THOMAS, Director , is the President, Chief Executive Officer and Chairman of Cochran Management Services, Inc. (CCMSI). He joined CCMSI in 1987 and, as Account Executive, was responsible for marketing and program development for large individual self-insureds and major associations. Promoted to Executive Vice-President and Chief Marketing Officer in 1998, he oversaw all sales and marketing efforts of the company. In addition, he specializes in developing risk financing and cost-containment alternatives for large employers and association insurance plans with emphasis on employee benefits and workers' compensation programs.

DR. JAVAID I. SHEIKH, Director, is the Chief of Staff of the Veterans Affairs Palo Alto Health Care System (VAPAHCS) and is a Professor of Psychiatry and Behavioral Sciences as well as Associate Dean for Veterans Affairs at Stanford University School of Medicine. He is also the Medical Director of the National Center on the Psychology of Terrorism (NCPT). The NCPT works closely with the Naval Postgraduate Institute in Monterey, California, as part of the Homeland Security Leadership Development Program. Dr. Sheikh was listed in the "Best Doctors in America" from 1997 to 2001.

GARY A. GAULDING, Member, is the Founder and President of Pinnacle Marketing Group, an independent insurance management company. He has over 21 years of management and marketing experience in the independent life and health insurance industry. He has served as Director of Administration and Marketing for the L.A. Franklin Companies in St. Petersburg, Florida and as Vice-President and National Sales Director for NRS Marketing Services of Springfield, Illinois.

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Liska Biometry Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. The words "estimate," "project," "intends," "expects," "believes," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of Liska Biometry, see "Risk Factors" in the Company's Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made and the Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For additional information contact:

Liska Biometry, Inc.
CONTACT: Christopher J. LeClerc, President and CEO
+1-603-540-0828, investors@liskabiometry.com
Web site: http://www.liskabiometry.com